UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 6, 2025, STAAR Surgical Company (“STAAR”) issued the following press release:

STAAR Surgical Addresses Broadwood Partners’ Flawed, Misleading, and Misinformed Claims

Alcon Merger Represents 59% Premium to the 90-Day VWAP Prior to the Announcement

The STAAR Board of Directors Strongly Encourages ALL Stockholders to Vote “FOR” the Alcon Merger on the WHITE Proxy Card

LAKE FOREST, CA, October 6, 2025 – STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today issued the following statement with respect to the flawed, misleading, and misinformed claims recently made by Broadwood Partners, L.P.:

Broadwood’s recent presentation recycles flawed, misleading, and misinformed claims about the process and considerations leading up to STAAR’s agreement with Alcon and the certain, compelling, premium cash value this transaction provides. Broadwood’s claims have been refuted in detail in STAAR’s investor materials, including in its press release “STAAR Surgical Publishes Presentation Highlighting Compelling, Certain Cash Value Offered by Alcon Merger and Meaningful Downside Risks if Alcon Merger is not Approved” and related presentation that the Company published on September 26, 2025.

Broadwood’s analysis is stuck in the past and does not reflect actual performance today or reasonable expectations going forward. STAAR’s projected 10% growth rate is far below STAAR’s historical 20% growth rate, is based on management’s turnaround plans, and is subject to significant risks and headwinds.

We are strong believers in the EVO ICL technology and stand behind our plan for STAAR to grow net sales by 10% annually from 2026 through 2030, but we cannot ignore the challenges that STAAR faces. It is not hard to see from STAAR’s reported results that the Company’s business in China, which represented 51% of consolidated net sales last year, is facing headwinds. Even a cursory review of STAAR’s financial results reveals that consolidated net sales have been on a downward trajectory since 2023. In spite of STAAR’s challenges, the STAAR Board of Directors succeeded in negotiating a transaction with Alcon that offers STAAR stockholders a 59% premium to STAAR’s 90-day VWAP and a 51% premium to the closing price of STAAR common stock on August 4, 2025.

Before approving the Alcon agreement, the Board was well aware of Broadwood’s likely objections and carefully considered Broadwood’s perspective on STAAR’s valuation. The Board decided to move forward, despite Broadwood’s objections, because it unanimously concluded that the Alcon agreement is in the best interests of STAAR stockholders. Now, the ultimate decision rests in the hands of all STAAR stockholders, which is exactly where it should be.

STAAR does not believe that the Broadwood perspective is shared by the majority of STAAR stockholders and does not believe that Broadwood’s analysis accurately reflects the facts.

Broadwood Allegation of “Wrong Process”

1.	Broadwood allegation: There is a “Ready pool of logical and well-capitalized buyers”

•	STAAR Response – Broadwood has an unrealistic view of the buyer landscape

•	There are only a handful of strategic acquirors in Ophthalmology, all of whom are all well known to STAAR’s Board and management team.

•	Other than Alcon, STAAR has received no acquisition proposals in the last decade or more.

•	Despite media reports of takeover interest in STAAR in July 2024, STAAR received no acquisition proposal from anyone other than Alcon.

•

Despite Broadwood’s public statement that there were “several credible parties” and Broadwood’s efforts to find buyers, Broadwood has not delivered, and STAAR has not received, any acquisition proposal other than from Alcon.

2.	Broadwood allegation: “Management projections were revised downward at the last minute to cast a more pessimistic outlook on the business”

•	STAAR Response – Broadwood is twisting the truth on STAAR’s financial projections

•	Management presented optimistic projections to Alcon to extract the highest possible value in the negotiation, which is in the best interests of STAAR stockholders.

•	Sharing more bullish projections with a buyer is a standard practice in the context of a sale negotiation, and it fully aligns with the objective of maximizing value for stockholders.

•

Management also prepared projections that reflected a modestly lower view of the future growth profile of STAAR, which was approved by the STAAR Board for use in the fairness opinion prepared by the Board’s financial advisor.

•

The projections for the fairness opinion reflect management’s best expectation for future growth. However, those projections do not fully reflect the potential impact of risks and headwinds, which are difficult to measure.

3.	Broadwood allegation: “Numerous business entanglements and management’s financial interests” influenced the decision to sell

•	STAAR Response – Broadwood is creating a false narrative by questioning the Board’s independence

•

The Chair of the STAAR Board is a highly regarded ophthalmic surgeon, was formerly the President of the American Society of Cataract and Refractive Surgery and is well known to most major ophthalmic industry participants. Her extensive knowledge of the ophthalmic industry and its participants, together with her experience as a consultant for numerous ophthalmic companies, including prior consulting work with Alcon, enhances her effectiveness as a director and does not impair her independence and objectivity.

•

Broadwood’s perceived entanglements of former Board members who are no longer on the STAAR Board and who did not vote on the Alcon merger are irrelevant; none of those individuals were involved in the Board’s decision to approve Alcon’s compelling, premium cash value of $28 per share.

4.	Broadwood allegation: “Negotiations took place over just one month”

•	STAAR Response – Broadwood’s statement is inaccurate and misleading

•	The process was not “rushed” or “truncated.” STAAR engaged in extensive negotiations with Alcon that began in 2024.

•

For more than a year prior to entering into the Alcon agreement, STAAR’s Board conducted an extensive review of strategic alternatives available to the Company, including considering the Company’s standalone prospects and risks, the industry landscape, and potential buyers.

Broadwood Allegation of “Wrong Time”

1.	Broadwood allegation: “Fundamental performance has been on the upswing”

•	STAAR Response – Broadwood is ignoring the adverse impact of demand issues and other headwinds

•	STAAR agrees with Broadwood that management has been effective in reducing selling, general, and administrative expenses, addressing short term tariff issues, and improving gross margin.

•	More importantly, however, demand issues, which are the primary driver of valuation, remain challenging:

•	Net sales have been decreasing since 2023.

•	Net sales decreased 55% and STAAR reported a net loss of $16.8 million in the second quarter of 2025.

•

Net sales growth has slowed significantly; even if STAAR achieves its 2026 projection of $340 million in net sales, that will only yield a three-year CAGR of 2% from the $322 million in net sales it reported in 2023.

2.	Broadwood allegation: “STAAR’s challenges are abating”

•	STAAR Response – Broadwood is misinformed regarding STAAR’s market dynamics

•	STAAR embraces its EVO ICL technology, as does Broadwood, but STAAR is not naïve to the heightened competitive risks.

•

STAAR’s primary longer-term challenges are structural and are not abating. Those challenges include slowing net sales growth and increased competition. Broadwood underestimates the impact of these challenges and the risks they pose to value.

•	STAAR’s leading EVO ICL is vulnerable because of new and emerging competitors, which will pressure growth and pricing.

3.	Broadwood allegation: STAAR’s “Newfound Strategic Pessimism is an Abrupt About Face”

•	STAAR Response – Broadwood is taking management’s historical remarks out of context

•

Management continues to expect that “better days are ahead.” Net sales were down by more than 50% in the first half of 2025. STAAR expects to return to growth and therefore “better days are ahead,” but that does not mean expected future growth will be as robust as in the past.

•

Management continues to believe that “we’ve substantially mitigated the tariff risk because we’ve got inventory in market that is going to get us through the end of this year, early next (year).” What happens beyond “early next (year)” is more difficult to predict.

•

Management commentary that “we operate in a very large and growing market, so we will generally enjoy tailwinds” was and continues to be a valid expectation. Management projections for 10% net sales growth from 2026 to 2030 support a “tailwind,” but this does not suggest STAAR will revert to its 25% historical growth rate from 2020 to 2023.

•

Management commentary that it is “very confident in the long run of the business” was and continues to be a reasonable expectation, which is why management projected 10% net sales growth from 2026 to 2030. At the same time, it is impossible to ignore the challenges that have decreased net sales each year since 2023.

Broadwood Allegation of “Wrong Price”

1.	Broadwood allegation: “Alcon offered much more for STAAR (less than a year ago)” and “STAAR’s long-term prospects have materially changed since then”

•	STAAR Response – Alcon withdrew its October 2024 offer after conducting due diligence, and STAAR’s long-term prospects are more challenged today than they were a year ago

•	STAAR’s growth rate has changed significantly since Alcon’s October 2024 offer:

•

STAAR’s LTM net sales were $261.7 million in the second quarter of 2022 and grew to $332.9 million in the second quarter of 2024, which represents a two-year CAGR of 12.8%. This was STAAR’s growth profile when Alcon made its offer in October 2024.

•

STAAR’s LTM net sales were $305.9 million in the second quarter of 2023 and contracted to $224.4 million in the second quarter of 2025, which represents a two-year CAGR of NEGATIVE 14.3%. This was STAAR’s growth profile when Alcon made its offer in July 2025.

•	STAAR’s long-term prospects have changed due to increased competition in China, among other factors.

•	While STAAR had been growing net sales at a 25% CAGR from 2020 to 2023, net sales have contracted to a 10% CAGR from 2023 to 2025.

•

Management’s financial projections for 2026 to 2030, which are subject to these new risks, project 10% net sales growth, which is down sharply from the 25% growth rate that STAAR enjoyed from 2020 to 2023.

2.	Broadwood allegation: “The intrinsic value of management’s own plan, at an appropriate discount rate, far exceeds $28 per share”

•	STAAR Response – Broadwood’s artificially low discount rate is not appropriate given STAAR’s risk profile, and results in an inflated view of STAAR’s long-term value

•	STAAR is a single product company that is facing new risks, which justifies a higher discount rate.

•	Nonetheless, even using Broadwood’s artificially low weighted average cost of capital, the $28 per share offer is in the reference range based on a discounted cash flow analysis valuation.

3.	Broadwood allegation: “The price is inadequate and not a reflection of fair value”

•	STAAR Response – Broadwood continues to be stuck in the past; STAAR’s go-forward growth profile does not support a higher valuation

•	STAAR’s stock price was well established in the $15.09 to $20.27 range in the five months prior to the transaction announcement.

•	The Alcon transaction provides a compelling premium on multiple measures.

•	51% premium to STAAR’s closing stock price on August 4, 2025 (the day prior to the transaction announcement);

•	59% premium to STAAR’s 90-day VWAP as of the same date;

•	47% premium to the median sell-side analyst price target of $19.00 per share as of just prior to the transaction announcement; and

•	~2.0x the median premium paid in comparable MedTech transactions.

•

Broadwood insists on using a flawed 20% forward growth number for its valuation of STAAR, despite knowing that STAAR’s net sales have been contracting and that management is projecting 10% growth from 2026 to 2030.

With the recent expiration of the Hart-Scott-Rodino waiting period for the Alcon transaction, STAAR and Alcon continue to make progress toward the closing of the merger and look forward to completing the transaction so that its benefits can be realized for all stakeholders. The transaction is still anticipated to close in approximately six to 12 months of the initial merger agreement announcement on August 5, 2025, subject to customary closing conditions, including regulatory approval and approval by STAAR’s stockholders.

STAAR will hold a virtual Special Meeting of Stockholders on October 23 at 8:30 a.m. (Pacific Time) to vote on the Alcon merger. Stockholders of record as of the close of business on September 12, 2025, are entitled to vote at the meeting.

The STAAR Board of Directors unanimously recommends that all STAAR stockholders vote “FOR” the merger proposal on the WHITE proxy card TODAY.

Stockholders with questions about voting their shares should contact STAAR’s proxy solicitor, Innisfree M&A Incorporated:

•	For stockholders: +1 877-750-8233 (toll-free)

•	For banks and brokerage firms: +1 212-750-5833

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving STAAR. In connection with the proposed transaction, STAAR has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including STAAR’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), on September 16, 2025. The Proxy Statement was first sent to STAAR stockholders on September 16, 2025. This communication is not a substitute for the Proxy Statement or any other document that STAAR may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF STAAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting STAAR’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, STAAR and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of STAAR’s common stock in connection with the proposed transaction. Information about the directors and executive officers of STAAR and their ownership of STAAR’s common stock is set forth in the Proxy Statement, the definitive proxy statement for STAAR’s 2025 Annual Meeting of Stockholders (the “Annual Proxy Statement”), which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-0250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by STAAR with the SEC. To the extent holdings of such participants in STAAR’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by STAAR’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

The information covered by this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this communication that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Alcon merger agreement or could cause the consummation of the proposed transaction to be delayed or to fail to occur; (2) the failure to obtain approval of the proposed transaction from STAAR’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from STAAR’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of STAAR to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of STAAR to meet expectations regarding the timing and completion of the transaction; (7) the outcome of any legal proceedings that may be instituted against STAAR related to the proposed transaction; (8) the possibility that STAAR’s stock price may decline significantly if the proposed transaction is not consummated; and (9) other important factors set forth in the Proxy Statement under the caption “Risk Factors” and STAAR’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in STAAR’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, STAAR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

STAAR Contacts:

Niko Liu, CFA

United States: +1 626-303-7902 (ext 3023)

Hong Kong: +852-6092-5076

nliu@staar.com

investorrelations@staar.com

Connie Johnson

+1 626-303-7902 (ext 2207)

cjohnson@staar.com

Lucas Pers / Alexandra Benedict

Joele Frank, Wilkinson Brimmer Katcher

+1 212-895-8692 / +1 212-895-8644